UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014

WINSTREAM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

WYOMING	0-54360	98-0178621
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

819 Buckeye Street North Vernon, Indiana 47265
(Address of Principal Executive Offices)

(812) 953-1481

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2014, the Board of Directors (the “Board”) of the Company elected Channing Dawson and David Lowenstein as members of the Board to fill existing vacancies. Mssrs. Dawson and Lowenstein will hold office for a term that will expire at the next Annual Meeting of Stockholders of the Company.

The new directors will receive cash compensation in the amount of $2,500 per quarter, together with reimbursement of reasonable expenses. The new directors will also receive an option to purchase up to 50,000 shares of common stock of the Company at $0.40 per share.

Biographies:

Channing Dawson was a founding executive of one of the most successful lifestyle television networks in the country, Channing’s role has long been part manager, part marketer, part visionary. His focus has been primarily on providing innovative services via emerging technologies to satisfy customer needs. He launched the first consumer-centric call center for a cable network, a service that now sports a database of tens of millions of users. He launched web sites that attract more than five million monthly visitors. He developed a video-on-demand business that now notches seven million transactions a month. He and his team in 2005 won an Emmy for Living.com, a first-of-its-kind broadband video magazine. In 2013 he received a Lifetime Achievement Award for his decades-long commitment to interactive tv.

Prior to his current role, Channing worked at the New York Times, Sunset Magazine and Home Magazine, a sister publication to Architectural Digest.

In addition to his corporate role, Channing serves as a strategic advisor to digital start-ups including Healthination, PublishThis and Daily Interactive. He also serves as a community advisor to WUOT, the local NPR station and has worked as an advisor to an environmental education center. He’s been married for 33 years, has four adult children and lives (and works) on a 12-acre ornamental grass farm outside of Knoxville, Tennessee.

David Lowenstein is recently retired from UCLA, where he was the Director of the UCLA Central Ticket Office, which is responsible for the ticketing for over 700 events held on the campus each year and handles approximately $35M in income for the University. He was the founding Director of this unit creating an administrative department which handles all events on the campus, including athletics, performing arts, academic arts and student events, along with professional tennis tournament and special events which are held on campus. UCLA is one of the few universities in the country which has a centralized ticket office and has remained successful for over 35 years. Managing this large unit on one of the premier educational institutions provides the Board with a person who has both management and marketing experience.

Prior to his commencing work as the Director of the Central Ticket Office, he served in a variety of capacities at UCLA including the Director of the UCLA Student Union, where he managed all of the services in one of the largest student unions in the country. His outstanding reputation as a manager provided the University with someone who could be counted upon to take on large administrative roles on the campus.

David has also founded his own corporation, IMS Management Services, which today handles the ticketing services for a variety of large events held throughout the country, including State Fairs, county fairs and festivals, and large concert events. IMS also handles the ticketing services for the annual Rose Bowl Game, as well as the Gold Cup soccer matches. In addition, IMS handled all of the ticketing for the 1996 World Cup soccer matches and the 1999 Women’s World Cup matches held in the Pasadena Rose Bowl. The company has a reputation as being one of the leaders in the business and also provides consulting services to a variety of ticket offices throughout the country. David is also known for his outstanding presentations on the principles of excellent customer service and is continually requested by organizations to speak at their conferences.

He serves as a Board member for the Chuck Jones Center for Creativity, which is charged with insuring that the vision of the late animation director, Chuck Jones, of providing a place for young people to learn and create, is fulfilled. He lives in Culver City, California.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective May 2, 2014, the board of directors of WindStream Technologies, Inc. (the “Company”) approved the adoption of amended and restated bylaws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description
3.1	Amended and Restated Bylaws of WindStream Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WindStream Technologies, Inc.

Date: May 6, 2014	By:	/s/ Daniel Bates
	Name:	Daniel Bates
	Title:	Chief Executive Officer